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Exhibit 10.7

        Amendment dated as of November 29, 2004 between Robert R. Carpenter, residing at 1174 Scott Avenue, Winnetka, Illinois 60093 ("Carpenter"), and Information Handling Services Group Inc., a Delaware corporation ("IHS Group").

        Carpenter and IHS Group entered into an Agreement dated August 4, 2004 (the "Agreement") with respect to Carpenter's resignation from employment with IHS Group and its affiliates. Carpenter and IHS Group wish to amend the Agreement.

Accordingly, the parties agree as follows:

  1.
  The second sentence of paragraph 6 of the Agreement is deleted.

  2.
  Paragraph 7 of the Agreement is deleted in its entirety and a new paragraph 7 is added to the Agreement as follows:

    "7.        Simultaneously with the execution of this Amendment, Carpenter has executed and delivered to IHS Group Inc., a Colorado corporation ("IHSG"), a Letter of Transmittal tendering to IHSG his 1,750,000 outstanding stock options granted pursuant to the Stock Option Agreements for cash and deferred stock units upon the terms and subject to the conditions set forth in the Offer Plan and the Letter of Transmittal provided to Carpenter with this Amendment, as such Offer Plan and Letter of Transmittal are amended by the terms set forth in the next three subparagraphs (a), (b) and (c).

    (a)
    Under the terms of the Offer Plan, Carpenter will receive $1,040,000 in cash, subject to any applicable withholding, and 583,333 deferred stock units, each representing right to receive one share of Class A common stock of IHS Group Inc., a Delaware corporation. Anything in the Offer Plan or Letter of Transmittal to the contrary notwithstanding, the shares of IHS Group Inc. underlying the deferred stock units (i.e. 583,333 shares) will be delivered to Carpenter on June 1, 2006. The June 1, 2006 delivery date set forth in this subparagraph (a) is in lieu of and shall replace the delivery date of October 17, 2005 in the Offer Plan and Letter of Transmittal.

    (b)
    Anything in the Offer Plan or Letter of Transmittal to the contrary notwithstanding, in the event there has not been an IPO or Change of Control (as defined in the Offer Plan) of IHS Group Inc. on or prior to June 1, 2006, Carpenter may authorize IHS Group Inc. to retain that number of shares of IHS Group Inc. stock necessary to satisfy an amount equal to the withholding at the statutory rates for employees in effect at that time in connection with delivery of the shares, and in such event the number of shares of IHS Group Inc. stock to be issued and delivered to Carpenter under the terms of the Offer Plan shall be reduced accordingly. The shares shall be valued for such purpose at the Fair Market Value (as defined in the Offer Plan) in effect on the date of delivery of the shares.

    (c)
    Anything in the Offer Plan or Letter of Transmittal to the contrary notwithstanding, the date of the Offer Plan shall be November 29, 2004 and the Offer will expire at 11:59pm, Eastern Time, on Wednesday, December 29, 2004, unless IHSG extends the Offer. Except as set forth in the preceding subparagraphs (a) and (b) and this subparagraph (c), the Offer Plan and Letter of Transmittal shall apply in accordance with their terms.

    If requested by IHS Group, Carpenter will execute and be bound by any lock-up agreement required of the senior executives of IHS Group and/or its affiliates in connection with an IPO, which will not extend for a period in excess of 211 days from the date of the IPO. In the event following an IPO Carpenter is bound by a lock-up agreement on June 1, 2006, such agreement shall not prevent Carpenter from selling that number of shares of IHS Group Inc. stock necessary to satisfy an amount equal to the withholding at the statutory rates for employees in effect at that time in connection with the delivery of the shares.

  3.
  Anything in the Agreement to the contrary notwithstanding, Carpenter agrees that from August 4, 2004 through the Effective Termination Date (November 30, 2005) and for the one year period after the Effective Termination Date, Carpenter will be bound by the non-competition agreement contained in paragraph 13 of the Stock Option Agreement dated March 1, 2004. The noncompetition paragraph shall survive the exchange of outstanding stock options described in paragraph 2 above and be incorporated herein by this reference.

  4.
  The first sentence of paragraph 14 of the Agreement is deleted and the following is substituted as the first sentence of paragraph 14:

    "This Agreement, as amended by Amendment dated as of November 29, 2004, constitutes the entire agreement and understanding of Carpenter and IHS Group with respect to the matters herein set forth, and all prior agreements, negotiations and understandings relating to the subject matter of this Agreement are merged herein and superseded and cancelled by this Agreement."

  5.
  Except as set forth in this Amendment, the terms of the Agreement shall remain in full force and effect.

  IN WITNESS WHEREOF, Carpenter and IHS Group have executed this Amendment as of the day and year first above written.

/s/ ROBERT R. CARPENTER Robert R. Carpenter

INFORMATION HANDLING SERVICES GROUP INC.

By:	/s/ STEPHEN GREEN
Title:	Senior Vice President

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  Exhibit 10.7